Exhibit 10.24

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement between China Water & Drinks, Inc. (“Company”), a wholly owned subsidiary of Heckmann Corporation (“Parent”), and Xu Hong Bin (“Xu”), is made on this 30th day of October 2008 (“Agreement”). Company and Xu hereby agree to the employment of Xu by Company on the following terms and conditions:

1.	Commencement of Employment; Term of Agreement

1.1	Xu’s employment under this Agreement will commence immediately following the closing of the acquisition of China Water and Drinks, Inc., by Heckmann Corporation and its merger subsidiary Heckmann Acquisition II Corporation pursuant to Agreement and Plan of Merger and Reorganization dated May 19, 2008, and any amendments thereto (the “Merger Agreement”).

1.2	Xu’s employment under this Agreement shall continue until December 31, 2011 (the “Term”). The Term may be modified or extended by mutual agreement.

2.	Duties and Appointments

2.1	Xu shall serve Company as a member of the Board of Directors and as Chief Executive Officer and President. Xu’s duties shall include, but not be limited to, those typical of the chief executive officer and president of a bottled water and beverages company. Xu shall also be appointed to serve as a Class I member of the Board of Directors of Parent for the balance of 2008, and re-nominated at Parent’s 2009 annual meeting of stockholders to serve an additional three-year term.

3.	Salary

3.1	Company will pay Xu a salary in cash of $1 per year. Xu’s salary may be changed by mutual agreement at any time during the Term.

4.	Bonus and Stock Holdings

4.1	Xu is eligible for a one-time payment from the contingent payment bonus pool contemplated by clause 6.2(r) of the Merger Agreement (the “Bonus Pool”). The Bonus Pool will consist of $15 million dollars if Company’s and Parent’s pro forma consolidated net income for the fiscal year ending December 31, 2009 equals or exceeds $90 million dollars, as adjusted for stock compensation and expenses of the office of Chairman of Parent, the bonuses themselves, and certain contingent payments.

Xu will determine and recommend to Company and Parent the amount each participating company officer, including himself, will receive from the Bonus Pool. Any bonus under this clause will be paid in cash or stock, or a combination thereof in the sole discretion of Parent. Any bonus under this clause will be payable within 10 business days after the filing of Parent’s Form 10-K for the period ending December 31, 2009.

The terms and conditions of Xu’s common stock holdings in Parent delivered at the closing of the Merger Agreement are governed by the Majority Stockholder Consent Agreement dated May 19, 2008, Amendment No. 1 thereto dated September 19, 2008, Amendment No. 2 thereto dated September 29, 2008, and Amendment No. 3 thereto dated October 30, 2008, collectively hereinafter the “Xu Stockholder Consent Agreement” and incorporated here in full.

If the conditions for the Bonus Pool are not met through no fault or reasons caused by the actions or inactions of Xu (as determined in the sole discretion of the Company), then with approval from the Company and Parent’s Compensation Committee, and based on successfully reaching agreed quarterly performance targets established in accordance with U. S. Internal Revenue Code Section 162(m) as amended, Xu may be awarded a one-time bonus of USD $1 million in fiscal year 2010 (for services rendered in 2009 only) and when earned and payable quarterly, provided that such targets build on and derive benefit from the operating efficiencies and productivity milestones implemented in respect of the $15 million Bonus Pool. A bonus, if any, for services rendered in 2010 or 2011, will be by mutual agreement and in the sole discretion of the Company and upon approval of Parent’s Compensation Committee.

4.2	In order to be eligible to receive any bonus or stock deliveries under this clause 4, Xu must be actively employed by Company on the date the bonus and stock deliveries are earned, due, and payable.

5.	Expenses

5.1	Company shall reimburse Xu in respect of all reasonable business expenses necessarily incurred by Xu in the performance of his duties, provided that any expense claims are supported by relevant documentation and are made in accordance with Company’s expenses policies. For all business-related travel, Xu will be entitled to reimbursement for first class airfare and hotel of his choosing, subject to Xu exercising reasonable judgment in incurring such expenses.

6.	Benefits and Vacation

6.1	Xu shall be entitled to participate in, and receive benefits as permitted by applicable law under, any pension benefit plan, welfare benefit plan (including, without limitation, health insurance), vacation benefit plan, or other executive benefit plan made available by Company to its senior executives. Any such plan or benefit arrangement may be amended, modified, or terminated by Company from time to time with or without notice to Xu.

7.	Termination of Employment

7.1	By Xu. Xu may not terminate his employment for any reason prior to full performance and receipt and exchange of all deliveries under the Xu Stockholder Consent Agreements. At any time thereafter, the parties may terminate Xu’s employment upon mutually agreed terms and conditions.

At any time thereafter, Xu may seek to terminate his employment by choice without any “Good Reason” by giving the Company six (6) months of notice in writing.

At any time thereafter, Xu may seek to terminate his employment with “Good Reason” by giving to Company no less than sixty (60) days notice in writing, as well as thirty (30) days to cure the problem. If uncured, Xu receives the amount of compensation reached by mutual agreement paid in a lump-sum, but no less than an amount equal to his most recent six (6) months’ salary and bonus.

“Good Reason” shall mean: (a) a material reduction in Xu’s authority, duties, and responsibilities as Chief Executive Officer and President of the Company, or (b) a material breach of this Agreement.

7.2	By Company. Company may not terminate Xu’s employment for any reason prior to full performance and receipt and exchange of all deliveries under the Xu Stockholder Consent Agreements. At any time thereafter, the parties may terminate Xu’s employment upon mutually agreed terms and conditions.

At any time thereafter, Company may seek to terminate Xu’s employment by choice without “Cause” by giving Xu not less than six (6) months notice in writing. If so, Xu receives the amount of compensation reached by mutual agreement paid in a lump-sum, but no less than an amount equal to his most recent twelve (12) months’ salary and bonus.

At any time thereafter, Company may seek to terminate Xu’s employment with “Cause” by giving Xu no less than sixty (60) days notice in writing, as well as thirty (30) days to cure the problem. If uncured, Xu receives the amount of compensation reached by mutual agreement paid in a lump-sum, but no less than an amount equal to his most recent two (2) months’ salary. “Cause” shall be deemed to exist if Xu shall at any time: (a) commit a material breach of any provision of this Agreement, (b) be guilty of gross negligence in connection with or affecting the business or affairs of the Company, or (c) be convicted of, or plead no contest to, a felony criminal offense.

7.3	Death and Disability. Xu’s employment will automatically terminate upon his death. Further, Company reserves the right to terminate Xu’s employment at any time during which Xu has a “Disability.”

For purposes of this Agreement, a “Disability” means a physical or mental impairment that prevents Xu from performing the essential duties of his position, with or without reasonable accommodation, for (i) a period of sixty (60) consecutive calendar days, or (ii) an aggregate of ninety (90) work days in any six (6) month period. A determination that Xu has incurred a Disability will be made by Company, in its sole discretion, but in consultation with a physician selected by Company and who works in Shenzhen or Hong Kong, provided that such selected physician consults with Xu’s physician in addition to any examination of Xu and/or other tests on Xu that such selected physician performs or orders to be performed, and Xu hereby agrees to submit to any such examinations and/or other tests from time to time. Notwithstanding the foregoing, any termination of employment due to a “Disability” will be made in accordance with applicable local laws.

In the event of a termination of Xu’s employment due to death or Disability prior to full performance and receipt and exchange of all deliveries under the Xu Stockholder Consent Agreements, Company will deliver to Xu or his estate, as applicable, a sum of shares of stock determined by mutual agreement and based on his time in service to the Company.

8.	Confidential Information

8.1	Xu acknowledges that, during the course of his employment with Company, he will have access to confidential business information and secrets. Xu agrees, both during the term of his employment and following its termination, that he will hold the confidential business information and secrets in the strictest confidence, and that he will not use or attempt to use or disclose any confidential information or business secrets any other person or entity without the prior written authorization of Company.

8.2	The restrictions of clause 8.2 do not apply to any Confidential Information that (a) has entered into the public domain other than by a breach of this Agreement or other obligation of confidentiality of which Xu is aware, or (b) solely to the extent and for the duration required, is required to be disclosed under a validly-issued court order, pursuant to a request by government regulators, and which disclosure Company is unable legally to prevent.

9.	Further Obligations of Xu

9.1	Xu shall comply with all applicable rules of law, securities laws, regulations, and codes of conduct of Company in effect from time to time in relation to dealings in shares, notes, debentures, or other securities.

9.2	Xu represents that his employment with Company does not violate any prior agreement with a former employer or third party.

10.	Restrictive Covenants

10.1	For the purpose of this clause 10, the following expressions shall have the following respective meanings:

10.1.1	“Business” means the water manufacturing, bottled water, and consumable beverages business as carried on by Company on Xu’s termination date.

10.1.2	“Key Executive” means any person who, at Xu’s employment termination date, is employed or engaged by Company (a) with whom Xu has had material contact during the course of his employment with Company, and (b) either (i) is in the possession of Confidential Information, or (ii) is directly managed by or reports to Xu; and in the event that any person is found to have been solicited or hired by Xu prior to Xu’s termination date and such person would have been a Key Xu on Xu’s termination date but for the actions of Xu, then such person will also be considered to be a Key Executive.

10.1.3	“Restricted Area” means the provinces and administrative regions of the Peoples Republic of China in which Xu has undertaken his duties to a material extent at any time during the period of twelve (12) months immediately preceding Xu’s employment termination date.

10.1.4	“Restriction Period” means the period of Xu’s employment with Company, plus eighteen months from Xu’s termination date.

10.2	Xu acknowledges that, during the course of his employment with Company, he will have (a) access to confidential information, and/or (b) influence over or connection with customers, executives, and other service providers of Company, and accordingly, having had the opportunity to take legal advice or voluntarily having waived such opportunity, is willing to enter into the covenants described in this clause 10 in order to provide Company with reasonable protection for those interests.

10.3	Xu hereby covenants with Company that he will not, for the Restriction Period, without the prior written consent of Company in its sole and absolute discretion, either alone or jointly with or on behalf of any person, directly or indirectly, carry on or set up, or be employed or engaged by or in, or otherwise assist or be interested in, in any capacity (except as a shareholder or other equity owner of not more than three percent (3%) of the shares of any company whose shares are publicly traded on any recognized stock exchange), a business that is carried on in competition with the Business anywhere within the Restricted Area.

10.4	Xu hereby covenants with Company that he will not, for the Restriction Period, without the prior written consent of Company in its sole and absolute discretion, either alone or jointly with or on behalf of any person, directly or indirectly:

10.4.1	solicit for employment, or entice away from employment or any customer or service relationship with Company, any Key Executive who, on Xu’s employment termination date, is employed or engaged by Company, or who was so employed or engaged at any time during the six (6) months immediately preceding Xu’s termination date; or

10.4.2	hire or engage for services any Key Executive who, on Xu’s employment termination date, is employed or engaged by Company, or who was so employed or engaged at any time during the six (6) months immediately preceding Xu’s termination date.

10.5	The covenants contained in this clause 10 are intended to be separate and severable and enforceable as such, and to be enforceable to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any restriction contained in this Agreement is for any reason held by a court or arbitration tribunal to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction will be construed, reformed, or judicially modified, as necessary in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction in accordance with applicable law. If any restriction contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement or any other jurisdiction, but such restriction will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable restriction had never been contained in this Agreement.

10.6	Xu acknowledges that the remedy at law for his breach of this clause 10 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a breach or threatened breach of this clause 10, Company will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any breach or further breach. No bond or other security will be required to obtain such relief, and Xu consents to the issuance of such equitable relief. Nothing in this clause 10.6 will be deemed to limit Company’s remedies at law or in equity that may be pursued or availed of by Company for any breach or threatened breach by Xu of any part of this clause 10.

10.7	The covenants contained in this clause 10 have been agreed by the parties hereto to be reasonable and in exchange for reasonable and mutually agreed consideration including this Agreement and Xu’s contribution, participation, and transfer of equity interests as a principal owner of a business merged and reorganized in the Merger Agreement. The business of Company is highly competitive, the terms of this clause 10 are material to the parties’ willingness to enter into this Agreement, and the terms and conditions of this clause 10 are not more restrictive than is necessary to protect the legitimate interests of Company.

11.	Miscellaneous

11.1	This Agreement constitutes the entire agreement and understanding between Company and Xu and supersedes any other agreements, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may only be modified or amended by a further agreement in writing signed by the parties hereto.

11.2	This Agreement is governed by and shall be construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China and the State of California, insofar as those laws can be harmonized to realize the intent of the parties hereto, and without giving effect to conflict of law principles.

11.3	In the event the parties are unable to settle a dispute respecting this Agreement such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre in accordance with its commercial and employment Arbitration Rules then in effect, administered by a single experienced arbitrator selected by mutual agreement. The parties may offer any relevant materials in discovery under volume and timescale guidelines set by the arbitrator, and may offer legal briefing and relevant precedent respecting the agreed up choice of law immediately above

11.4	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same original.

11.5	Except to the extent that applicable law requires that any specific action be taken or performed by Company or Parent’s Compensation Committee, or to the extent otherwise provided in this Agreement, any action to be taken or performed, or direction to be provided, by Company under this Agreement may be taken, performed, or provided at the direction of Parent’s Chief Executive Officer.

11.6	Any waiver by Company of any provision, or any breach of any provision, of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision herein.

11.7	Due to the personal nature of the services contemplated under this Agreement, this Agreement and Xu’s rights and obligations hereunder may not be assigned by Xu. Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer, or other disposition of all or substantially all of its business and/or assets, provided that any such assignee of Company agrees to be bound by the provisions of this Agreement.

Company

By:	/s/ Richard J. Heckmann	Date: October 30, 2008
Name: Richard J. Heckmann
Title: Chairman of the Board

/s/ Xu Hong Bin		Date: October 30, 2008
Xu Hong Bin